UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐           Preliminary Information Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒           Definitive Information Statement

ARISTA POWER, INC.
(Name of Registrant As Specified In Its Charter)

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ARISTA POWER, INC.
1999 Mt. Read Boulevard
Rochester, New York  14615

November 28, 2011

Dear Shareholders:

The purpose of the accompanying Information Statement is to advise the shareholders of Arista Power, Inc., a New York corporation (“we,” “us,” “our” or the “Company”), of the following corporate action taken by our Board of Directors and by the written consent of holders of a majority of the outstanding and issued shares of the Company’s common stock:

•
The approval of an amendment and restatement of the Company’s Restated Certificate of Incorporation, via adoption of the Restated Certificate of Incorporation, to effect a one-for-twenty reverse stock split (the “Reverse Stock Split”) of each of the outstanding shares of the Company’s common stock, par value $0.0001 per share.

The corporate action described above was authorized and approved as of November 17, 2011 by written consent in lieu of a special meeting of shareholders executed by the holders of a majority of the combined voting power over the Company’s outstanding capital stock on November 17, 2011 in accordance with the requirements of the New York Business Corporation Law (the “BCL”).  All necessary corporate approvals in connection with the matters referred to in this Information Statement have been obtained.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

No action is required by you.  The accompanying Information Statement is being furnished pursuant to Section 615 of the BCL and Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of informing our shareholders of the actions described above before they take effect.  These actions have been approved by our Board of Directors and the record and beneficial holders of a majority of the combined voting power of the Company’s outstanding capital stock.  Only shareholders of record at the close of business on November 17, 2011 are being given notice of these actions by written consent.  The Company is not soliciting proxies.  This Information Statement is provided solely for your information.

This Information Statement is first being mailed on or about December 1, 2011 to shareholders of record of the Company as of November 17, 2011, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Exchange Act.  You are urged to review this Information Statement for a more complete description of the Reverse Stock Split.

The Restated Certificate of Incorporation will not become effective until at least 20 calendar days following the date on which this Information Statement was first sent to our shareholders.  We expect to consummate the Reverse Stock Split by filing the Restated Certificate of Incorporation with the New York Secretary of State on or about December 22, 2011, subject to prior abandonment of the Reverse Stock Split as may be decided upon in the discretion of our Board of Directors.

Sincerely,

William A. Schmitz
Chief Executive Officer

ARISTA POWER, INC.
1999 Mt. Read Boulevard
Rochester, New York  14615

INFORMATION STATEMENT

__________________________________________

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.  THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY THE HOLDERS OF A MAJORITY OF OUR CAPITAL STOCK.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

__________________________________________

About this Information Statement

This Information Statement is being furnished by Arista Power, Inc., in connection with action taken by record holders of a majority of the aggregate voting power of all the outstanding and issued shares of the Company’s common stock, approving, by written consent as of November 17, 2011, the adoption of the Restated Certificate of Incorporation, which will effect the Reverse Stock Split (the “Written Consent”), in accordance with Section 615 of the BCL.  The Restated Certificate of Incorporation was approved by the Company’s Board of Directors and recommended to our shareholders for approval on October 18, 2011.  A copy of the Restated Certificate of Incorporation is attached to this Information Statement as Exhibit A.

As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of at least a majority of the voting power of our issued and outstanding voting securities, we are not seeking any consent, authorization or proxy from you.  This Information Statement is being furnished, pursuant to the requirements of Rule 14c-2 of the Exchange Act, to our shareholders who would otherwise have been entitled to vote or give an authorization or consent in regard to the Restated Certificate of Incorporation and Reverse Stock Split.  Our Board of Directors has fixed the close of business on November 17, 2011 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of the action by written consent.  This Information Statement is first being mailed on or about December 1, 2011 to our shareholders of record as of the Record Date.

Pursuant to Rule 14c-2 under the Exchange Act, the corporate action authorized by our majority shareholders can be taken no sooner than 20 calendar days after this Information Statement is mailed to the Company’s shareholders.  Accordingly, following the expiration of such 20-day period, we anticipate filing the Restated Certificate of Incorporation, implementing the Reverse Stock Split in the manner so authorized with the New York Secretary of State on or about December 22, 2011, subject to the prior abandonment of the Reverse Stock Split as may be determined in the Board of Directors’ discretion.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

Our principal executive offices are located at 1999 Mt. Read Boulevard, Rochester, New York 14615, and our telephone number is (585) 243-4040.

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION
TO EFFECT A ONE-FOR-TWENTY REVERSE STOCK SPLIT

General

The Board of Directors of the Company and shareholders holding a majority of the shares of the Company’s outstanding capital stock have authorized the Company to file the Restated Certificate of Incorporation to effect the Reverse Stock Split.

Voting and Vote Required

As the matters set forth in this Information Statement have been duly authorized and approved by written consent, we are not seeking any consent, authorization or proxy from you.  Section 615 of the BCL provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting.  Approval by at least a majority of the shares of the Company’s outstanding capital stock present and voting on the matter at a meeting would be required to approve the Reverse Stock Split, which approval has been duly secured by the Written Consent executed and delivered to us.

The filing of the Restated Certificate of Incorporation was approved as of November 17, 2011 by written consent of the holders of a majority of the shares of our outstanding capital stock (the “Consenting Shareholders”) holding 167,856,259 shares of our common stock representing approximately 74% of our outstanding common stock as of November 17, 2011.  We have elected to seek to have the foregoing actions approved by written consents of shareholders in order to eliminate the cost and delay involved in holding a special meeting of our shareholders.  Accordingly, pursuant to BCL Section 615, the Written Consent that was delivered to us is sufficient to approve the Reverse Stock Split and the adoption of the Restated Certificate of Incorporation and requires no further shareholder vote or other action.

On October 18, 2011, our Board of Directors approved, subject to shareholder approval, the filing of the Restated Certificate of Incorporation, including the Reverse Stock Split.

Effective Date

The effective date of the Reverse Stock Split (the “Effective Date”), if implemented by the Board, will be the date and time on which the Restated Certificate of Incorporation is accepted and recorded by the New York Secretary of State in accordance with Section 104 of the BCL, which is anticipated to be on or about December 22, 2011, but in no case will the Effective Date be earlier than 20 calendar days after the date this Information Statement is first mailed to our shareholders.

Pursuant to the Written Consent, if, at any time prior to the filing of the Restated Certificate of Incorporation, the Company’s Board of Directors, in its discretion, determines that the Reverse Stock Split is no longer in the Company’s best interests and the best interests of the Company’s shareholders, the Reverse Stock Split may be abandoned, without any further action by our shareholders.

Reasons for the Reverse Stock Split

Our Board of Directors authorized the Reverse Stock Split of our outstanding capital stock with the primary intent of increasing the trading price of our common stock to make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

We further believe that the higher split-adjusted stock price will also make it easier to effect transactions in our stock due to the fact that some brokerage firms are not accepting deposits of stock certificates of companies that trade in “pennies”, as our common stock currently does, and we believe that some brokerage firms as a matter of policy are not allowing their clients to buy or sell stocks trading in “pennies.”  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers, some or all of which are expected to be remedied with an increased price of our common stock as a result of the Reverse Stock Split.

We also believe that the higher split-adjusted market price of the Company’s common stock as a result of the Reverse Stock Split will assist in attracting and retaining employees and also enhance the Company’s prospects with customers and vendors.

However, some investors may view the Reverse Stock Split negatively because, among other reasons, it reduces the number of shares of common stock available in the public market.  As mentioned above, reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurances that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

For these reasons, our Board of Directors believes that the Reverse Stock Split is in the best interests of both the Company and our shareholders.  However, we cannot give any assurance that the Reverse Stock Split will have the intended, or any, effect on the market price of our common stock.

Effects of Reverse Stock Split

General

The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of our common stock based on the one-for-twenty split ratio.  Our common stock is currently registered under Section 12(g) of the Exchange Act, and we currently comply with the reporting requirements under the Exchange Act and the rules and regulations promulgated thereunder.  In addition, our common stock currently trades on the OTC Bulletin Board under the symbol “ASPW”.  Following the Reverse Stock Split, our common stock will continue to trade on OTC Bulletin Board.

Proportionate voting rights and other rights of the holders of our capital stock will not be affected by the Reverse Stock Split, other than as a result of the elimination of fractional shares as described below.  For example, a holder of two percent (2%) of the voting power of the outstanding shares of our common stock immediately prior to the Effective Date will generally continue to hold two percent (2%) of the voting power of the outstanding shares of our common stock immediately after the Reverse Stock Split.  The number of shareholders of record will not be affected by the Reverse Stock Split.  If implemented, the Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of our capital stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effect on Authorized Shares

As of November 17, 2011, our authorized capital stock consisted of (i) 500,000,000 shares of common stock, and (ii) 5,000,000 shares of preferred stock (no shares of preferred stock are issued and outstanding).  The Reverse Stock Split will not affect the number of our authorized shares of our capital stock.  Accordingly, the number of authorized but unissued shares of our common stock will increase following the Reverse Stock Split.

Effect on Outstanding Shares

As of November 17, 2011, there were 226,555,890 shares of our common stock issued and outstanding, and the Company had no treasury shares.  Based on the number of shares of our common stock currently issued and outstanding as set forth above, immediately following the completion of the one-for-twenty Reverse Stock Split, there would be approximately 11,327,795 shares of our common stock issued and outstanding.  Shares of capital stock held in treasury, if any, will also be adjusted based on the one-for-twenty split ratio.

Fractional Shares

We do not intend to issue fractional shares or certificates representing fractional shares in connection with the Reverse Stock Split.  Shareholders who otherwise would hold fractional shares because the number of shares of capital stock they held before the Reverse Stock Split would not be evenly divisible based upon the one-for-twenty split ratio will be rounded up to the nearest whole share.

Effect on Our Stock Plans

As of November 17, 2011, there were outstanding stock options to purchase an aggregate of 7,163,000 shares of our common stock issued pursuant to our 2008 Equity Incentive Plan (the “Stock Plan”).  On November 9, 2011, the Compensation Committee of our Board of Directors adjusted proportionately, as of the Effective Date, (i) the number of shares that may thereafter be issued in connection with awards, (ii) the number to be issued in respect of outstanding awards and (iii) the exercise price, grant price or purchase price relating to any award.   For illustrative purposes only, an outstanding stock option for 20,000 shares of common stock, exercisable at $0.30 per share, would be adjusted as a result of the Reverse Stock Split into an option exercisable for 1,000 shares of common stock at an exercise price of $6.00 per share.

In addition, based upon the Reverse Stock Split’s one-for-twenty split ratio, the authorized and unissued shares of common stock available for issuance under the Stock Plan will be proportionately adjusted on the Effective Date.  In connection with the Reverse Stock Split, the Compensation Committee will implement only applicable technical, conforming changes to the Stock Plan such as ratably reducing the authorized shares of common stock available for awards under the Stock Plan.

Effect on Outstanding Warrants

As of November 17, 2011, there were outstanding warrants to purchase an aggregate 32,692,500 shares of our common stock.  In connection with the Reverse Stock Split, applicable technical, conforming changes to the underlying Warrant Agreements will automatically become effective.  For example, based upon the Reverse Stock Split’s one-for-twenty split ratio, the aggregate 32,692,500 shares of common stock issuable upon the exercise of the warrants will be adjusted to 1,634,625 shares on the Effective Date.  In addition, the exercise price for each warrant will be increased by 20 times, such that upon an exercise, the aggregate exercise price payable by the warrant holder to the Company will remain the same.  For illustrative purposes only, an outstanding stock warrant exercisable for 1,000,000 shares of common stock, exercisable at $0.25 per share, would be adjusted as a result of the Reverse Stock Split into warrant exercisable for 50,000 shares of common stock at an exercise price of $5.00 per share.

Increase in Par Value Per Share

Pursuant to the Reverse Stock Split, on the Effective Date, the par value of each class of our capital stock will change from $0.0001 per share to $0.002 per share.  The stated capital on our balance sheet attributable to our capital stock, our additional paid-in capital account, and our total shareholders’ equity will remain unchanged on the Effective Date of the Reverse Stock Split.

Exchange of Pre-Reverse Stock Split Shares with Post-Reverse Stock Split Shares

Following the Reverse Stock Split, American Stock Transfer & Trust Company, our transfer agent, will act as our exchange agent to act for shareholders of record on the Effective Date of our common stock in implementing the exchange of their pre-Reverse Stock Split shares for post- Reverse Stock Split shares.

Shareholders Who Hold Stock Certificates.  Some of our shareholders hold their shares in certificate form.  If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the Effective Date.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Reverse Stock Split shares to the transfer agent.  Shareholders will not have to pay any transfer fee or other fee in connection with such exchange.  Upon receipt of your pre-Reverse Stock Split certificate(s), together with a duly executed letter of transmittal and any other documents the transfer agent may specify, you will be issued the appropriate number of shares in a new certificate.  No new certificates will be issued to you until you surrender your outstanding pre-Reverse Stock Split certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

Until surrendered as contemplated herein, each stock certificate shall be deemed at and after the Effective Date to represent the number of full shares of common stock resulting from the Reverse Stock Split.  Until they have surrendered their stock certificates for exchange, shareholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any shareholder whose stock certificate has been lost, destroyed or stolen will be entitled to the number of full shares of common stock resulting from the Reverse Stock Split only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

YOU SHOULD NOT SEND YOUR CURRENT STOCK CERTIFICATES NOW.  YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.  SHOULD YOU NOT RECEIVE A LETTER OF TRANSMITTAL BY FEBRUARY 1, 2012, PLEASE CONTACT OUR TRANSFER AGENT AT (718) 921-8208 AND REQUEST A LETTER OF TRANSMITTAL.

Beneficial Shareholders.  Upon the Reverse Stock Split, the Company intends to treat shareholders holding common stock in “street name” (i.e., through a broker, bank, or other nominee) in the same manner as certificated shareholders whose shares are registered in their names.  Brokers, banks, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.”  Beneficial shareholders are not expected to be required to take any action once the Reverse Stock Split becomes effective, as the number of their shares of the Company’s stock are expected to be automatically adjusted in their accounts to reflect the number of shares as adjusted by the Reverse Stock Split.  However, certain brokers, banks, or other nominees may have different procedures for processing the Reverse Stock Split.  Shareholders who hold their shares with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their broker, bank, or other nominee.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain federal income tax consequences of the Reverse Stock Split to us and to holders of our capital stock that hold such stock as a capital asset for U.S. federal income tax purposes.  This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired shares of our capital stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split.  The following summary does not address the tax consequences of the Reverse Stock Split under foreign, state, or local tax laws.  ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The federal income tax consequences for a holder of shares of our common stock pursuant to the Reverse Stock Split will be as follows:

1.           The holder should not recognize any gain or loss for federal income tax purposes;

2.           The holder’s aggregate tax basis of the common stock received pursuant to the Reverse Stock Split should be equal to the aggregate tax basis of such holder’s common stock surrendered in exchange therefor;

3.           The holder’s holding period for the common stock received pursuant to the Reverse Stock Split should include such holder’s holding period for the common stock surrendered in exchange therefor; and

4.           The Company should not recognize gain or loss as a result of the Reverse Stock Split.

Dissenters’ Rights of Appraisal

Neither the Restated Certificate of Incorporation, as amended, nor the BCL provide dissenters’ rights of appraisal to our shareholders in connection with the matters approved by the Written Consent.

VOTING SECURITIES

As of November 17, 2011, there were 226,555,890 shares of our common stock issued and outstanding and no shares of our preferred stock issued or outstanding, and no shares of common stock held in treasury.  Each holder of shares of our common stock is entitled to one vote for each such share held by such holder.   Based on the number of shares of our common stock currently issued and outstanding as set forth above, immediately following the completion of the one-for-twenty Reverse Stock Split, there would be approximately 11,327,795 shares of our common stock issued and outstanding.  After the completion of the Reverse Stock Split, each holder of shares of our common stock will still be entitled to one vote for each share held by them.

VOTING PROCEDURES

Our by-laws provide further that any action required or permitted to be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth such action to be taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The vote to approve the Reverse Stock Split was obtained through the Written Consent of the Consenting Shareholders as the holders of approximately 74% of the voting power of the Company as of November 17, 2011.  Accordingly, pursuant to BCL Section 615, the Written Consent that was delivered to us is sufficient to approve the Reverse Stock Split and the adoption of the Restated Certificate of Incorporation and requires no further shareholder vote or other action.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the common stock of the Company, (ii) each of the Company’s directors and Named Executive Officers (as defined in Section 402 of Regulation S-K of the Securities Act of 1933, as amended) for fiscal 2010, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them and the address of each referenced individual is c/o Arista Power, Inc., 1999 Mt. Read Boulevard, Rochester, New York 14615.

Unless otherwise noted, the security ownership information provided below is given as of November 17, 2011 and all shares are owned directly, and includes shares with underlying options or warrants which can be exercised within 60 days (but such shares underlying options or warrants are not deemed outstanding for computing the percentage of any other person).  Percentage ownership information is based on 226,555,890 outstanding shares of common stock, which is the number of shares of common stock outstanding on November 17, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Ownership of Common Stock
William A. Schmitz	21,201,648	(1)	9.3%
Mark Matthews	6,502,381	(2)	2.9%
Adeeb Saba	6,075,000	(3)	2.7%
Dov Schwell	460,000	(4)	*
John P. Blake	383,333	(5)	*
Steven DiNunzio	1,949,667	(6)	*
Pierre Leignadier	2,463,000	(7)	1.1%
George Naselaris	600,000	(8)	*
All directors and executive officers and nominees as a group (9 persons)	42,382,298		18.3%

*	less than 1% of the outstanding shares of common stock.

(1)
Consists of:  (a) 6,476,648 shares held directly by Mr. Schmitz; (b) 12,500,000 shares held by Mr. Schmitz in his IRA account; (c) 500,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; and (d) 1,725,000 warrants to purchase common stock with an exercise price of $0.25 per share that can be exercised within 60 days.  Does not include the following held by Mr. Schmitz:  (a) 1,000,000 options to purchase common stock with an exercise price of $0.29 per share that become exercisable on November 15, 2012; (b) 575,000 warrants to purchase common stock with an exercise price of $0.25 per share that become exercisable on April 26, 2012; (c) 192,500 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013; and (d) 437,500 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013 that are held by Mr. Schmitz in his IRA account.

(2)
Consists of:  (a) 2,852,381 shares held directly by Mr. Matthews; (b) 3,500,000 shares held by Mr. Matthews in his IRA account; (c) 100,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; and (d) 50,000 options to purchase common stock with an exercise price of $0.26 per share that can be exercised within 60 days.  Does not include the following held by Mr. Matthews:  (a) 50,000 options to purchase common stock with an exercise price of $0.29 per share that become exercisable on December 17, 2012; (b) 100,000 options to purchase common stock with an exercise price of $0.26 per share that become exercisable in equal installments on August 12, 2012 and August 12, 2013; (c) 87,500 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013; and (d) 122,500 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013 that are held by Mr. Matthews in his IRA account.

(3)
Consists of:  (a) 1,775,000 shares held directly by Mr. Saba; (b) 4,000,000 shares held by Mr. Saba in his IRA account; and (c) 300,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days.  Does not include the following held by Mr. Saba:  (a) 100,000 options to purchase common stock with an exercise price of $0.29 per share that become exercisable on December 28, 2012; (b) 35,000 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013; and (c) 140,000 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013 that are held by Mr. Saba in his IRA account.

(4)
Consists of (a) an aggregate of 10,000 shares held by Mr. Schwell’s children who share the same home; (b) 150,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; (c) 200,000 options to purchase common stock with an exercise price of $0.22 per share that can be exercised within 60 days; and (d) 100,000 options to purchase common stock with an exercise price of $0.23 per share that can be exercised within 60 days.

(5)
Consists of:  (a) 183,333 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; and (b) 200,000 options to purchase common stock with an exercise price of $0.22 per share that can be exercised within 60 days.

(6)
Consists of:  (a) 1,500,000 shares held by Mr. DiNunzio directly; (b) 216,667 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; (c) 200,000 options to purchase common stock with an exercise price of $0.22 per share that can be exercised within 60 days; and (d) 33,000 options to purchase common stock with an exercise price of $0.23 per share that can be exercised within 60 days.  Does not include the following held by Mr. DiNunzio:  52,500 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013.

(7)
Consists of:  (a) 2,000,000 shares held directly by Mr. Leignadier; (b) 113,000 shares held by Mr. Leignadier’s wife; (c) 150,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; and (d) 200,000 options to purchase common stock with an exercise price of $0.22 per share that can be exercised within 60 days.  Does not include the following held by Mr. Leignadier:  70,000 warrants to purchase common stock with an exercise price of $0.50 per share that become exercisable on July 27, 2013.

(8)
Consists of (a) 200,000 shares held by Mr. Naselaris directly; (b) 200,000 options to purchase common stock with an exercise price of $0.29 per share that can be exercised within 60 days; and (c) 200,000 options to purchase common stock with an exercise price of $0.22 per share that can be exercised within 60 days.

HOUSEHOLDING OF SHAREHOLDER MATERIALS

Unless we have received contrary instructions from a shareholder, we are delivering only one Information Statement to shareholders and one Information Statement to multiple shareholders sharing an address.  This practice known as “householding” is intended to reduce the Company’s printing and postage costs.  We will, upon request, promptly deliver a separate copy of this Information Statement to a shareholder who shares an address with another shareholder.  A shareholder who wishes to receive a separate copy of this Information Statement may direct such request to our Corporate Secretary, Molly Hedges, at Arista Power, Inc., 1999 Mount Read Boulevard, Rochester, New York 14615, telephone: (585) 243-4040.  Shareholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered in the future to the shared address may do so by making a written request to the Company contact listed above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.  You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC.  The address of that site is www.sec.gov.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED TO NOT SEND US A PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF THE INFORMATION STATEMENTFOR ARISTA POWER, INC.

The Information Statement is available at:   www.aristapower.com/informationstatement

November 28, 2011

William A. Schmitz
Chief Executive Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

ARISTA POWER, INC.

Under Section 807 of the Business Corporation Law

The Undersigned, being the Chief Executive Officer of Arista Power, Inc. (the “Corporation”) hereby certifies:

A.
The name of the Corporation is Arista Power, Inc.  The original name of the Corporation was Future Energy Solutions, Inc., which was changed to WindTamer Corporation on November 24, 2008 and then changed to Arista Power, Inc. on May 18, 2011.

B.	The Certificate of Incorporation of the Corporation was originally filed with the Department of State on the 30th day of March 2001.

C.
Upon the filing and effectiveness (the “Effective Date”) pursuant to the Business Corporation Law of the State of New York of the Restated Certificate of Incorporation, each twenty (20) shares of the Corporation’s Common Stock, par value $0.0001 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Date shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.002 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  Fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock upon the surrender of the shareholders’ Old Certificates (as defined below). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Each certificate that immediately prior to the Effective Date represented shares of Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

D.	The Restated Certificate of Incorporation, in its entirety, shall read as follows:

CERTIFICATE OF INCORPORATION

OF

ARISTA POWER, INC.

Under Section 402 of the Business Corporation Law

1.    The name of the Corporation is Arista Power, Inc. (the “Corporation”).

2.    The office of the Corporation is to be located in the County of Monroe in the State of New York.

3.    The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law (the “BCL”), provided that the Corporation is not formed to, nor will it, engage in any act or activity requiring consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

4.    Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice, and without a vote if a written consent, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

5.    A.       The total number of shares of capital stock which the Corporation has authority to issue is 500,000,000 shares of common stock, par value $0.002 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.002 per share (the “Preferred Stock”).

       B.        The Corporation’s Board of Directors is hereby authorized from time to time to issue additional shares of Preferred Stock as shares of any series of Preferred Stock and, in connection with the creation of each such series, fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by New York law.

6.    No holder of the shares of any class of the Corporation shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock to be issued by reason of any increase in the authorized capital stock of the Corporation or the number of its shares, or of bounds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation or of any stock of the Corporation purchased by its nominees.

7.    A.        The directors of the Company are divided into three classes in accordance with Section 704 of the BCL.  All classes shall be as nearly equal in number as possible.  The terms of office of the directors initially classified were as follows:  that of the first class shall expire at the next annual meeting of shareholders; the second class at the second succeeding annual meeting; and, the third class at the third succeeding annual meeting.  At each annual meeting after such initial classification, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

       B.        If the directors are classified and the number of directors is thereafter changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible.  When the number of directors is increased by the Board of Directors and newly created directorships are filled by the Board of Directors, there shall be no classification of such additional directors until the next annual meeting of shareholders.  Any such additions or decreases in the number of directorships shall have no effect on the terms or classifications of incumbent directors.

       C.        If the Corporation shall elect to de-classify the directors, it may do so upon affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed de-classification.  In the event of a de-classification, each existing director shall be permitted to serve out his or her remaining term, and during such term, may be removed only for cause and only by affirmative vote of (a) in excess of 50% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause or (b) a majority of the directors, excluding the director who is being considered for removal for cause, at the time of any proposed termination for cause.  Regardless of whether the Corporation maintains a classified board or not, directors may be removed only for cause and only by affirmative vote of (a) in excess of 50% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed termination for cause or (b) a majority of the directors, excluding the director who is being considered for removal for cause, at the time of any proposed termination for cause.

8.    Notwithstanding any provision of this Certificate of Incorporation or the By-Laws of the Corporation, no provision of Article 7, 8 or 9 of this Certificate of Incorporation shall be amended, modified or repealed, nor shall any provision of the By-Laws of the Corporation inconsistent with any provision be adopted by the Shareholders of the Corporation unless approved by the affirmative vote of in excess of 66 2/3% of the issued and outstanding shares of Common Stock entitled to vote thereon at the time of any such proposed amendment.

9.    A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except for:  (i) liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated BCL Section 719; or (ii) liability for any act or omission prior to the adoption of this provision.

10.    The Secretary of State is designated as the agent of the Corporation upon whom service of process against the Corporation may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 1999 Mt. Read Boulevard, Rochester, NY  14615.

The foregoing Restated Certificate of Incorporation was authorized by a vote of a majority of the Board of Directors at a duly called meeting thereof and by the vote of a majority of issued and outstanding shares of Common Stock entitled to vote thereon at the time of the proposed Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has signed this amended and restated Certificate of Incorporation this 22nd day of December, 2011, and confirms the statements contained therein are true under penalties of perjury.

ARISTA POWER, INC.

By:           _____________________________________
Name:  William A. Schmitz
Title:    Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

ARISTA POWER, INC.

Under Section 807 of the Business Corporation Law

ARISTA POWER, INC.

1999 Mt. Read Boulevard

Rochester, New York  14615